United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 29, 2007
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On May 29, 2007, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended May 4, 2007, and hosted a conference call to discuss the financial results for the quarter ended May 4, 2007. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated May 29, 2007 announcing financial results for the quarter ended May 4, 2007.
99.2	Transcript of conference call held on May 29, 2007

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2007

Applied Signal Technology, Inc. (Registrant)
By:	/s/Gary L. Yancey Gary L. Yancey, Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated May 29, 2007 announcing financial results for the quarter ended May 4, 2007.
99.2	Transcript of conference call held on May 29, 2007

Exhibit 99.1
Press release dated May 29, 2007 announcing second quarter operating results

Applied Signal Technology, Inc.
Announces Second Quarter Operating Results

Sunnyvale, CA. May 29, 2007 - Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the second quarter of fiscal year 2007 ended May 4, 2007.

New orders received during the second quarter of fiscal year 2007 were $37,631,000 representing a 55% increase when compared to new orders received during the second quarter of fiscal year 2006 of $24,332,000. New orders for the first six months of fiscal year 2007 were $76,780,000 representing a 34% increase when compared to new orders of $57,238,000 for the same period of fiscal year 2006.

Revenues for the second quarter of fiscal year 2007 were $41,054,000 compared to revenues of $43,525,000 for the second quarter of fiscal year 2006. Revenues for the first six months of fiscal year 2007 were $84,598,000 compared to revenues of $77,078,000 for the first six months of fiscal year 2006.

Operating income for the second quarter and first six months of fiscal year 2007 was $2,476,000 and $5,616,000, respectively, compared with operating income of $2,740,000 and $5,266,000 for the second quarter and first six months of fiscal year 2006, respectively. Second quarter fiscal 2007 operating income was reduced by approximately $869,000 due to our inability to recover approximately $569,000 of pre-contract costs; and due to recording a profit reserve of $300,000 for the estimated amount of indirect costs that will not be recovered through contract activities during the remainder of fiscal year 2007. Net income for the second quarter and first six months of fiscal year 2007 was $1,580,000 or $0.13 per diluted share and $3,443,000 or $0.28 per diluted share, respectively, compared to net income for the second quarter and first six months of fiscal year 2006 of $1,523,000 or $0.13 per diluted share and $2,835,000 or $0.24 per diluted share, respectively. Our effective tax rate for fiscal year 2007 is estimated to be 44.2%, compared to an effective tax rate at the end of fiscal 2006 of 52.9%. The anticipated decline in our fiscal 2007 effective tax rate is due to a projected decrease in our fiscal 2007 non-deductible stock-based compensation expense as a percentage of our taxable income; and due to projected increases in our tax-exempt interest related to certain short-term and long-term investments.

Regarding the operating results, Mr. Gary Yancey, President and Chief Executive Officer commented, “Even though we experienced some delays in orders with respect to what we had planned, we were still able to achieve our planned revenues for the first six months.”

“We experienced a high level of bid and proposal activity for the first six months of this fiscal year. Some of these proposals are competitive and may not be awarded to us. However, we believe it is a good sign that this bid and proposal activity is high.”

Attached to this news release are unaudited condensed statements of operations and balance sheets.

The Company will host a conference call on May 29, 2007 to discuss second quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on May 29, 2007 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously over the Internet through World Investor Links’ Vcall Website, located at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology’s products and services visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements as to the Company’s bid and proposal activity and the potential for future orders as well as the U.S. Government’s demand for our equipment are forward-looking statements. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2006. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Statements of Income
for the Periods Ending May 4, 2007 and April 28, 2006
(in thousands except per share data)

	Three Months Ended		Six Months Ended
	May 4, 2007	April 28, 2006	May 4, 2007	April 28, 2006

Revenues from contracts	$41,054	$43,525	$84,598	$77,078
Operating expenses:
Contract costs	28,583	29,253	57,443	51,321
Research and development	3,410	4,698	6,995	8,287
General and administrative	6,585 --------	6,834 --------	14,544 --------	12,204 --------

Total operating expenses	38,578 --------	40,785 --------	78,982 --------	71,812 --------

Operating income	2,476	2,740	5,616	5,266
Interest income/(expense), net	105 --------	49 --------	265 --------	71 --------

Income before provision for income taxes	2,581	2,789	5,881	5,337
Provision for income taxes	1,001 --------	1,266 --------	2,438 --------	2,502 --------

Net income	$1,580 ======	$1,523 ======	$3,443 ======	$2,835 ======

Net income per share - basic	$0.13	$0.13	$0.29	$0.24
Average shares - basic	12,039	11,712	12,006	11,665

Net income per share - diluted	$0.13	$0.13	$0.28	$0.24
Average shares - diluted	12,285	12,012	12,228	11,974

Applied Signal Technology, Inc.
Condensed Balance Sheets
(in thousands)

< <
	May 4, 2007	October 31, 2006
ASSETS
Current assets:
Cash, cash equivalents, and short term investments	28,151	29,845
Accounts receivable	38,656	40,579
Inventory	12,111	6,078
Refundable income tax	647	647
Other current assets	8,587 ----------	12,306 ----------
Total current assets	88,152	89,455
Property and equipment, at cost	59,297	58,311
Accumulated depreciation and amortization	(43,794) ----------	(41,496) ----------
Net property and equipment	15,503	16,815

Goodwill	19,964	19,964
Intangible assets	2,270	2,270
Less accumulated amortization	(1,332) ----------	(1,010) ----------
Intangible assets, net	938	1,260
Long-Term Deferred Tax Asset, net	5,875	5,455
Long Term Investment	5,134	2,802
Other assets	850 ----------	781 ----------
Total assets	$136,416 ========	$136,532 ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	14,754	19,097
Notes payable	1,429	1,429
Income taxes payable	—	—
Other accrued liabilities	1,736 ----------	1,741 ----------
Total current liabilities	17,919	22,267
Long-Term Liabilities:
Long-Term notes payable	5,952	6,786
Other Long-Term liabilities	1,884 ----------	1,849 ----------
Total Long-Term liabilities	7,836	8,635
Shareholders' equity	110,661 ----------	105,630 ----------
Total liabilities and shareholders' equity	136,416 ========	136,532 ========

Exhibit 99.2
Transcript of conference call held on May 29, 2007

Applied Signal Technology, Inc.
Q2 Earnings Conference Call
May 29, 2007
5:00 p.m. EST

PARTICIPANTS

Gary L. Yancey - President and CEO
James E. Doyle - Vice President Finance and CFO

Operator

Greetings ladies and gentlemen, and welcome to the Applied Signal Technology Second Quarter 2007 Earnings Conference Call.  At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the call, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Gary Yancey, President and Chief Executive Officer of Applied Signal Technology. Thank you, Mr. Yancey. You may begin.

Gary L. Yancey - President and CEO:

Okay.  Thank you.  And good afternoon everybody, and welcome to our call regarding the second quarter of Fiscal 2007 results. (inaudible)  ________ open it up to questions.  So with that, I'll turn it over to Jim.

James E. Doyle - Vice President Finance and CFO:

Thanks Gary. Good afternoon everyone. I'll provide a brief review of our financial results as Gary mentioned. However before I do, I'll begin with our Safe Harbor Statement. Our presentation today may contain forward-looking statements which reflect the Company's current judgment on future events. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which could cause actual results to differ materially are contained in the Company's recent 10-Qs and 10-K.

New orders received during the second quarter of fiscal 2007 were almost 38 million dollars, an increase of 55% compared to the second quarter of fiscal 2006. New orders for the first six months of fiscal 2007 were almost 77 million, an increase of 34% compared to the same period of last year.

We believe there continues to be an interest in intelligence, reconnaissance and surveillance by the U.S. Government to respond to the threat of terrorist activity. We also believe that our Company is well positioned to benefit from any anticipated spending. We focus our operations on assuring program performance, meeting staffing requirements, maintaining competitive cost structure and diversifying our marketplace. Our customers continue to come to us with new requirements for ISR solutions, rated heavily towards new development.

Revenues for the second quarter of fiscal year 2007 were approximately 41.1 million, compared with revenues of approximately 43.5 million recorded during the second quarter of last year. And revenues for the first 6 months of fiscal 2007 were 84.6 million, up almost 10% from 77.1 million in revenues recorded during the first 6 months of fiscal 06.

Operating Income for the second quarter and first 6 months of fiscal 2007 was approximately 2.5 million and 5.6 million, respectively, compared with Operating Income of approximately 2.7 million and 5.3 million for the same period of fiscal 2006.

Net Income for the second quarter and first 6 months of fiscal 2007 was approximately 1.6 million, or $0.13 per diluted share, and 2.4 million, or $0.28 per diluted share, compared to net income for the second quarter or first 6 months of fiscal 2006, of approximately 1.5 million, or $0.13 per diluted share, and 28 million, or $0.24 per diluted share, respectively.

I'd like to briefly review the Balance Sheet. The combined cash and investment balances at May 4, 2007, were approximately 33.3 million, up slightly from the 32.6 million dollar balance at October 31, 2006. The increase during Q2 '07 was due to our ability to bill our final 2006 indirect rates.

Accounts Receivable balances were approximately 38.7 million. These balances declined compared to year end FY '06, primarily due to our ability to bill and collect costs associated with our final 2006 indirect rates.

The Inventory balance at May 4, 2007, was approximately 12.1 million, compared to approximately 6.1 million at October 31, 2006. The balance grew because of an unfavorable indirect rate variance of approximately 4.5 million, and because of growth in raw materials and work-in-process of approximately 1.5 million. The unfavorable variance of 4.5 million was reduced by a 300 thousand dollar management reserve for a net unfavorable variance of 4.2 million.

Management reserve of 300 thousand represents the estimated amount of profit that is not expected to be recorded through contract activities during the remainder of this fiscal year.

As far as other assets on the Balance Sheet, prepaid and other current assets included pre-contract for at-risk costs of about 2.5 million. During the first quarter of fiscal 2007, we filed a formal claim with the U.S. Government to recover approximately 569 thousand in pre-contract costs associated with an individual contract. Our claim was rejected during the second quarter of fiscal '07, so reduced our capitalized pre-contract costs and our operating income by 569 thousand.

So to summarize, the total reductions to Operating Income in the second quarter of fiscal 2007 is a result of the aforementioned charges to Inventory and Prepaid Accounts of approximately 869 thousand.

Current liabilities are approximately 18 million, down about 4.5 million from October 31, 2006 balance, because we paid bonuses and vendor accruals during the first quarter of fiscal 2007. We paid dividends of approximately 1.5 million and 3 million during the second quarter and first 6 months of fiscal 2007, respectively; but we plan to continue to pay an annual dividend of $0.50 per share, payable at a quarterly rate of $0.125 share.

So that's a summary of the second quarter financials. I'll turn it back over to Gary, and we'll proceed from there.

Gary L. Yancey - President and CEO:

Yeah. I just would reiterate some of the things that Jim said earlier. The fact that we're seeing the increase in orders for intelligence, surveillance and reconnaissance solutions indicates to us that there is no reduction in the U.S. Government's needs for better ISR solutions. The majority of our orders are developmental orders, meaning that they're constantly looking for better solutions to gain intelligence and perform surveillance and reconnaissance. That's obviously driven by the global war on terror and we don't see any changes in this demand for the foreseeable future.

As I mentioned in the press release, we did have some increased bid and proposal activity, some of them being competitive. We did end the booking numbers. As Jim just summarized, there was a pretty nice competitive award that we got recently with an intelligence agency, just a little bit short of 7 million that we think we'll have a fair amount of follow on in our wireless comments division. And so that was a nice order with a new office with this particular agency. And we think it gives us some opportunity in the future for additional growth in satisfying their requirements. So it's slow but somewhat steady in terms of growth, and we believe it's driven definitely by the Government's requirements for doing a better job in the global war on terror. And even if there were apt to be defense budget decreases with the administration changes or whatever in the future, it's our belief that there will still be a fairly major investment in ISR. And of course that is our marketplace.

So just a bit of my perspective on what we're seeing right now and what we think we'll see out into the future. And so with that, then I would open it up to questions.

Operator:

Ladies and gentlemen, at this time we'll be conducting a question-and-answer session. If you'd like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. To remove your questions from the queue, please press *2. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys. Our first question comes from Michael Lewis of BBC Capital Market. Please proceed with your question.

<Q>: Hey Gary and Jim. How are you guys doing?

Gary L. Yancey - President and CEO:

Pretty good Michael. How about you?

<Q>: Doing well, thanks. Gary, I was hoping you would spend just a few minutes discussing some of the potential opportunities for Applied Signal over the next 4 to 6 quarters, and specifically kind of frame it around MRUUV, BAMS, beyond the Airborne program. And you have talked about a data mining opportunity over the past few quarters. Could you give us some insight into what's going on with that?

Gary L. Yancey - President and CEO:

Well a little bit in the reverse order, just because that's how I can remember them. The data mining was a major program by governmental office that was brought to 2 different prime contractors, and I don't know . . . I don't think its priced right here, but I'll guess I'll leave their names out of this. Two of the big contractors. We were being looked at as a resource with both of those contractors. And right now it's both contractors doing an initial phase on the program. It's a multi-year very large contract for them. What the opportunities will be for us is still not completely clear, but we think that there can be data mining opportunities there. The BAMS program is coming closer to being a true request for proposal. We want to be on a Lockheed-led team that we're working with. Right now we're supporting that division of Lockheed with some analysis of radars out of one our divisions. We're not sure how soon there would be an opportunity for the ELIND portion of that program where our investment could get us going on that. And I think that probably it will not be a contract award until sometime in 2008. Some of the other Airborne initiatives. We have our major Airborne program still going along pretty well. We've met some slippages due to some technical issues coming along. We're back in the final calibration testing and field testing for the delivery of the first platform purge in the summer. These other platforms flow from that. We're looking closely at what kind of an investment the Army is going to make in the Guardrail program and whether or not there will be any more investments in the ARL or Airborne Reconnaissance Low program. There's also been a request for information that we've responded to from the Army on the recompete of the Aerial Common Sensor Program, or ACS Program, and so we think that shows some opportunity as well.

<Q>: Okay. Thank you for that commentary. Now with regard to the ELIND business down in Texas, can you give us an update? Do you think that this will be a break-even business for you in 2008?

Gary L. Yancey - President and CEO:

Well, I don't know exactly how you're measuring break-even.  I think it will start getting some bookings and start generating revenue in 2008. We don't look at these divisions. Its all one operating unit we report on, so we don't really look at one division being very even versus the others. And there's metrics on the divisions that we follow, but we really don't look at it that way. So what we're expecting is that the investment will start to generate revenue in 2008.

<Q>: Okay. Then if I can shift back to that data mining. Can you tell us kind of what type of range dollar wise would be your expectation on that contract, or is it still too early?

Gary L. Yancey - President and CEO:

It's really too early for that Michael. It's a multi-hundred million dollar IBIQ contract for the ultimate winner, and there was just working the first phase and kind of funded competition, if you like, between the two primes and then it's a matter of, you know, how it settles out as to what they're going to want. . The primes are going to want to develop before we would really know what that could mean to us.

<Q>: Okay. That's fair. And then just one question for Jim. Could you help us frame some expectations for EVID margin through the rest of this year, moving into '08? I know its kind of forward looking, but would you just help us out a little bit? Also, any expectations of recash flow yields?

James E. Doyle - Vice President Finance and CFO:

As far as EVID margins, Mike, as we show our long-term business model, we've shown operating income in the 6 to 9% range. So I'm deeding a little bit from EVID going from focusing more on operating income. We show it in the 6 to 9% range. And it's better to be towards the lower end of that range, up at the 6 to 7% range. And that's predominantly due to much of the work coming from cost reimbursable type of contracts which don't return the same type of margins with products they'll do. I would . . . If you look at the mix of revenues so far this year, it's been heavily weighted towards development type of programs. And we anticipate that it would continue that way during fiscal 2007 and probably into 2008. As far as free cash flow, as you know, when we run the model today, the free cash flow can vary a lot. And we've seen it in different ranges in the 5 to 10 million dollar per year range. So, you know, I have not run that out to see what it looks like on a quarterly basis, or for FY '08. But I would anticipate that our free cash flow would be similar to what we've seen over the last few years.

<Q>: Okay. And you had 18% fixed price revenue last quarter. Is that correct? What was it this quarter? In the contract, on the contract mix?

James E. Doyle - Vice President Finance and CFO:

On the contract mix. For the second quarter, the contract mix was roughly 70% cost reimbursable; 15% for fixed price; and 15% time and material.

<Q>: Okay. Thank you very much.

Operator:

Our next question comes from Miles Warren with BIVC. Please state your question.

<Q>: Thanks. Good evening Jim and Gary.

<A>: Hi. Miles.

<Q>: The indirect rate runs, I wonder if you could probe that just a little bit. I think in the last call you talked about tracking below your kind of initial expectations. And then in the press release, you talk about the revenue being roughly on target for the first 6 months. So I guess I'm just wondering why take the indirect rate variance if you're in the second quarter? Is it something that you're seeing on not to plan in the back half of the year?

James E. Doyle - Vice President Finance and CFO:

That's the issue Miles. Is we forecast that out. What does the entire year look like? And as we walk through all that, we saw that there was a slight increase, this we had just a slight increase this fiscal year. And so we did take that 300 thousand dollar charge here in the second quarter.

<Q>: So implied in that is not a lot of revenue growth in the back half of the year, as a result of taking that charge.

James E. Doyle - Vice President Finance and CFO:

No, not necessarily. It's more how can we . . . What do we see is going to happen as far as absorbing that whole variance. Because revenue can grow if we have certain types of subcontracts that don't take G&A, so it's really more an issue of how can we absorb it through our direct labor, and our materials that are coming on directly to the job. So . . . Go ahead.

<Q>: So you do expect bid and proposal to come down significantly in the back half of the year?

James E. Doyle - Vice President Finance and CFO:

Yes. Yes, sure.

<Q>: And Gary, somewhat to what you mentioned on the last quarter where you have some switching of personnel between R&D to bid and close the work. Will those come back in the back half of the year?

Gary L. Yancey - President and CEO:

Yeah. That's definitely what we show in our projections that we'd be going back into R&D labor.

<Q>: Okay. And Jim, the tax rates here in the second quarter, and then for the full year. Can you tie up the differential here, I think for the first half about 41-1/2, and for the back half of the year, you're projecting 46%?

James E. Doyle - Vice President Finance and CFO:

Well, we anticipate the effective tax rate, we anticipate approaching that 44% for the fiscal year. We had in the second quarter here, we recorded several discreet items that gave us a tax benefit. One of the big items was regarding research and development, tax refund from the State of California. So . . .

<Q>: So for the back half, it would be in the 46% range to get to your full year . . .

James E. Doyle - Vice President Finance and CFO:

No. It will be a little over 44%. It will start approaching 44% for the full year for the effective tax rate, that's around 44%. So.

<Q>: Okay. And then while you're looking, or continue to show great year-over-year growth, there's still trucking below the sales number backlog declining this year. Do you expect to see that backlog start to grow in the third quarter, or is it really the customer, is it delayed from the customer to work the new competitive programs until the end of the fiscal year?

Gary L. Yancey - President and CEO:

Well its not, actually it's not just the tax, it's not just the comparative ones Miles. It seems like all of the programs send us, you can get delayed compared to what the Government believes they would get in terms of award dates and so, yeah, that's pretty typical for us to see the hope to bill less than 1 in the first half of the year. And start swinging around third quarter and exceed in the fourth. So we tend to see that effect and we would anticipate that again this year.

<Q>: Okay. And I know that Northrup has been approached through the paperwork, going through the process for this whole source in the Guardrail upgrade in the very near term. And can you remind us, are you sole source content for that, on that? Are you GFE equipment? Or is that a competitive situation once Northrup gets this whole source from you?

Gary L. Yancey - President and CEO:

I think it will be competitive. They're talking with a number of vendors of capabilities and I'm quite sure it will be competitive in terms of . . . Well, it will be competitive.

<Q>: Okay. And is that the nearest large deal competition out there for you?

Gary L. Yancey - President and CEO:

No. No. We had one that we submitted that's in evaluation now that will probably be a larger first booking then the Guardrail would be.

<Q>: Okay. Alright. And last one for you if I could, the headcount, if you would?

James E. Doyle - Vice President Finance and CFO:

Approximately 635 at the end of the quarter.

<Q>: Okay. Great. Thanks. And thanks for the questions.

Operator:

Our next question comes from David Gremmel with Hahn McWhitable Partners.

<Q>: Thanks. Good afternoon.

<A>: Hi David.

<Q>: Excluding the two charges, operating margin would have been a little over 8%, which is more towards the high end of your guidance range, the higher than we've seen in a number of quarters, I'm just wondering if its possible that we could see an 8% kind of margin in the second half of the year?

James E. Doyle - Vice President Finance and CFO:

Well, the hard part of that David, there are some things that will go through on a quarterly basis, where we might have positive changes in our estimated completion on different jobs. And we did experience some of that in the second quarter of this year, as we often do in other quarters. That kind of thing that always happens, that's true. As you know, it includes tax over the last couple of years as the mix has been more in favor of costs reimbursable type contracts. We tend to see operating margins on that lower end of that range. So,

<Q>: Can you quantify the EAP adjustment in the quarter?

James E. Doyle - Vice President Finance and CFO:

Positive increase in the quarter, I believe was around 400 thousand dollars.

<Q>: And, I don't think you mentioned it earlier. Do you have the operating cash flow and cap-ex in the quarter?

James E. Doyle - Vice President Finance and CFO:

Yes. I can give you, well not for the quarter. I'll give you the 6 months. May 4, 2007, cash provided by operating activities was approximately 3.2 million, 3.197 is what you'll see in the Q. And then, cap-ex, I believe we spent 1.9 million in cap-ex through the first 6 months.

<Q>: Okay. And then, last one from me. Just want to confirm the indirect rate bearing that ended up the quarter at 4.2 million. Was that what you said?

James E. Doyle - Vice President Finance and CFO:

Yes. Yes.

<Q>: Okay. So, even absorbing the 300 thousand dollar hit, it's still up from where it was in the April quarter over the last couple of years. I mean, what's the . . . Does that imply any risk that you would have to take further charges later in the year?

James E. Doyle - Vice President Finance and CFO:

Well there's always that risk. But where we look forward to see what opportunities we have coming the rest of this year, and the timing of those things, and as we roll out our mid-year budget plans. You know, we weight the probabilities and we walk through what we're going to do. We adjust spending as appropriate. And so as we work through all those things, that's the impact that we see here at second quarter.

<Q>: Okay. Thanks very much.

Operator:

Our next question comes from Isaac McCarthy with FDR Kaplow Market.

<Q>: Hi Gary. Hi Jim. How are you?

<A> Good.

<Q>: I wanted to touch on the orders someone else touched on it a little bit as well before. But you both mentioned that they're really heavily weighted towards the new development programs. And I'm wondering if you have a sense as to what's triggering that? And I'm also wondering if you're having trouble taking those development awards and then converting them to production awards as well?

Gary L. Yancey - President and CEO:

Well, a lot of the customers that are placing orders right now don't have large quantity opportunities for ISR. In years past, we had one major intelligence community agency, if you like, that had many sites worldwide. And so when you get heavy development, then you get, a lot of time within a year, well probably 2 years, see some nicer product orders, or recurring orders if you like, in larger quantities. I think as we get more involved with different organizations in the military, we will have some opportunities for higher quantity deliveries. But what we're seeing right now is the customers have some very unique ISR requirements in just one or two locations, and so they're trying to develop better capabilities. But they don't have large quantities, you know, large number of installations to follow up the development with. The good news for us is they constantly trying to develop better ISR capabilities, so there is a lot of that type of work, a lot of those orders coming in.

<Q>: Can you give us a sense as to how long the development time frame is for recently-awarded contracts?

Gary L. Yancey - President and CEO:

Well, it's probably on the order of 15 months. They'll vary from 12 months to 2 years, maybe, and that kind of a thing. So probably a good mean is 15 months.

<Q>: Okay. And now as you look at this environment where there's more development work, does that have any impact on the way you're thinking about spending your own internal R&D?

Gary L. Yancey - President and CEO:

We're evaluating that. And its definitely an astute question and observation on your part that, you know, you tend to think that if the government is wanting to invest more in R&D, then perhaps we don't need to invest as much. We're also going after larger competitive programs. So some of that internal R&D investment may get converted into a different form of investment in terms of bid and proposal expenses. And business development investments.

<Q>: Okay. And just my final question. You had also mentioned that some of the orders just felt like they were delayed. Can you give us a sense as to why they were delayed? Is it requirement changes? Funding? Technical approach? Anything in particular? Or is general sense?

Gary L. Yancey - President and CEO:

its momentum, or the lack thereof, is the best we can tell. It typically isn't a funding issue. There's different cases throughout. You will find that . . . We don't see any predominance of it being funding issues. Not too often is the requirement changing. This competitive what I was talking about that was almost 7 million that we got awarded was the government agency thought they were going to award that last November to whoever was picked as the winner. We were then deciding to plan it more in January. It was awarded to us in April and we have no idea why the decision process took that long, and how it got that involved. So there's a variety of things that it just seems like, its lack of momentum is probably the best way to say it.

<Q>: Okay. Thank you very much.

Operator:

Our next question comes from Steven Levinson with Cecil Nicholas.

<Q>: Good afternoon Gary and Jim.

<A>: Hi Steve.

<Q>: Just going back to the headcount. You said it was 635, which looks like it's down about 65 from last quarter. Does that mean you're now looking still to hire 65 to 75 field engineers?

Gary L. Yancey - President and CEO:

Well, they don't all have to be cleared. It's not probably quite that large a number right now that we're looking at, with some shift of emphasis in-house. So we're making use of some of the staff that would have been in some of the internal R&D, and we'll be using them on the programs. We still have a fairly active hiring campaign going on. And we are seeing some attrition. The economy is picking up, and we're seeing some attrition. So we obviously need to be hiring to that as well. So we are showing that we need to grow the headcount throughout the remainder of the year. And then of course we'll also be hiring to overcome any attrition.

<Q>: Are the guys out there? Or are the other firms in your area snapping people up?

Gary L. Yancey - President and CEO:

No. I mean it varies. Remember we have 10 different locations around the U.S., and it varies by location. In general, I would say we still have a pretty good base of talent to hire from. But, you now, they're not just sitting around idle. And so it's a competitive market place, and then obviously clearances are always an issue. Even though as I said they don't all have to be cleared, it's always nicer if they already have the clearances, so there's a figure of compensation there. Some of the reason why we're hiring people is that some of these orders have split from what we were originally expecting, and we were just talking about. And so their requirements weren't there and totally honest as we had originally thought they would be.

<Q>: Okay. Thanks. Seems like it's not as big a problem as one might have thought.

Gary L. Yancey - President and CEO:

Um huh.

<Q>: In relation to bookings, and with all the bid and proposal activity, do you still expect more than half the bookings to come in the back half of the year?

Gary L. Yancey - President and CEO:

Yeah, I think. I should try to think through what we're thinking. Yeah, I guess it would be half we're having booked, straighter and defined. Yes, we do expect that to be . . . Yes. A book to bill greater one in the second half of the year. Yes.

<Q>: Okay. Thanks. On that 500 thousand. Even though your claim was rejected, do you have any recourse?

Gary L. Yancey - President and CEO:

Minimal. We haven't quite given up but it's going to have to be a bit at the mercy of the U.S. Government. We knew it was a calculated risk. We watch these very closely. The program definitely, it was an administrative issue, the reason that the particular contract didn't get additional funding put on it. And the program badly needed us to keep working through that or it would have had much more impact on the whole program, which is still going on. And we made the obviously conscious decision to take that risk, knowing it was a bit higher risk than normal, but believing that if nothing else sure to claim process, that we would prevail, and found that we were wrong.

<Q>: Okay. Last, can you talk more about team agreements and what you're doing with Lockheed and where else that might come in? And are you doing that with any international customers?

Gary L. Yancey - President and CEO:

Not really much with international. Maybe a little bit in our Ocean Systems division. But not much with international. Yeah, we get handfuls of team agreements with most of the big guys. Its definite different divisions of Lockheed on different opportunities that we're going after. Different divisions of Boeing for opportunities. General Dynamics. Northrup Grumman. Yeah, yeah. There's a lot of that activity.

<Q>: So that's something that you think could accelerate revenue growth going forward?

Gary L. Yancey - President and CEO:

Well it's obviously what we're attempting to do, is getting more opportunities of bigger parts of bigger orders, of bigger programs is the way I should have said it, with the belief that is one way to accelerate our growth.

<Q>: And do you have a chance to get your hands on the product portion of that business? Or is it going to be mostly development again?

Gary L. Yancey - President and CEO:

Well, again that will vary around some. I mean, you know, if we can get a piece of the Guardrail program, as you know there's 20 some odd aircraft out there plus fares and all. And that will be a little more on the commodity side, or product side if you want to call it that. Once it's through the first development. BAMS would have some, you know, repeat units and also . . . Right now, most certainly we're going to have to. Somewhat developmental. But I think some of those bigger programs which we are going after, which I was referring to, would have an opportunity for a bit more repeat unit business.

<Q>: Okay. Last one on that, clandestine Airborne platform. Is it still just the first unit, or how many more do you see down the road?

Gary L. Yancey - President and CEO:

Well, we're working parallel on the platforms. You know, we see . . . Well we see 5 of them right now, in different stages. And we're working on two simultaneously. It's a fairly aggressive delivery rollout schedule. So, and its still on the order of 9 to 11 total.

<Q>: Thanks very much.

Operator:

Our next question comes from Matthew Matay with Jeff Reson & Company.

<Q>: Hey. Good afternoon guys.

<A>: Hi Matt.

<Q>: Just first of all, I want up on the comments you made about how you expect the book to bill to be above 1 in the second half of this year. Just wondering, you know, this quarter you know, what kind of momentum you've got on the sort of reach on that goal? Or do you feel you have a lot of work to do in the remainder of this quarter, in the second half of this year as well?

Gary L. Yancey - President and CEO:

There's still a fair amount of work. We did have a pretty progressive proposal activity as we said. And, you know, not inside a long shot, not all of that has been awarded yet. So we've got some of the major investments have been made. So now it's a matter of awarding. And some of the bigger ones are going to be competitive, of course. So its not a , obviously there's always the odds of us winning that is also a fair amount of sole source order activity that we've been pursuing.

<Q>: Okay. Fair enough. And then, it sounds like, you know, some of the expectations for bookings on ELIND. Have you even thought of, maybe you could push that a little bit. I'm just wondering if there's been any changes on the investment spending that you've been making, on ELIND some, just adjust to those maybe push than expectation.

Gary L. Yancey - President and CEO:

No. No. No. In fact, one of the things we badly need is for this investment to come to fruition in the form of a demonstration of the capability of what we're developing. So we definitely had to back off on the investment. It has flipped. We grant that technical issues in-house. It's a very aggressive technical, from a technical standpoint, its very aggressive development, and we've had some problems that we're working through that it's also caused some flip there. At the same time, those opportunities are typically the bigger programs and as I've just been talking about things flipping, it seems like the big programs are always doing the flip the most, you know, some of the things that we've talked about, like BAMs and MRUUV, you know, have multi-year flips on them. And so that's a little bit of the good news and bad news by going after the bigger programs. And one of the bad news thing is invariably those are the ones that will flip to the right in terms of awards.

<Q>: Okay. And anything on the calendar on the demonstration side?

Gary L. Yancey - President and CEO:

Yeah. Towards the end of summer is what we're targeting right now, in September.

<Q>: Okay. Okay. Thanks a lot guys.

Operator:

Our next question comes from Chris Potive with Sunsai.

<Q>: Good evening Jerry and Jim.

<A> Hey Chris.

<Q>: Hey Gary, it seems like since 2003, you've had a pretty significant shift away from products, towards development work. How much of that . . . A few questions along these lines. How much of that is the requirements are just changing so fast now, that we're pretty much stuck in this perpetual state of development? And then on the delay side, how much of these delays are the customers just trying to get their arms around a set of rapidly changing requirements?

Gary L. Yancey - President and CEO:

Well, you are right about the requirements changing and that's why the consistent need for new development. And the requirements have changed in a couple of fronts. You know, technology, commercial technology is, as we know, is advancing extremely rapidly, as a fellow named Moore predicted years ago. And so just opportunities for intelligence, surveillance and reconnaissance are changing rapidly. So that's part of the requirements change. The other part of the requirement change is the whole war is a completely type of war. You know, we're not worrying about large super powers, although we are still worried about large nations. But I mean the biggest concern right now is individuals and groups, individuals completely around the world. And so, it takes new types of investments to do a better job of getting early indications and warnings of some type of a terrorist activity that might be in the plotting stage, or about to occur. So that's changing the requirements a lot. In terms of how much of that has flip pages in orders. You know, not a lot of that has been obvious to us, because there's going to be things behind the closed doors of the government that we don't fully understand. But it hasn't been completely obvious. I think the BAM flip page was a lot of a requirement issue and for a while there was even question is BAM required if Navy is going to go along with the Army on ACS, and so that was kind of a different form of requirements dragging that out. There may be some of that even in some of our sole source opportunities, although I believe we would be hearing about that to some degree. So I think the flip page is, again, the lack of momentum. And it's not any one thing that we see that you could point at the customer needs flip page. And I know it's not just us. I mean we've got a good company and it just seems to be a fairly common theme throughout, no matter what the government thinks they're going to do in terms of placing an order, they seem to miss. And sometimes by big numbers, being able to hit those dates.

<Q>: I guess to the extent that you can talk about these types of things. I mean, do the requirements change so rapidly that we're always going to be approaching these threats in a reactive fashion rather than a proactive fashion? And therefore, I mean I think when I've talked to investors about you guys in the past, there's been a little bit of surprise on the unpredictability of the quarter-to-quarter results. But at the same time, you know, if we have such a rapidly evolving threat environment, maybe to some extent it's not really that surprising. And again, kind of pointing to your unfavorable rate variance. The way I understand that is that is created to some extent when revenue comes in below your own expectations. So are we just kind of stuck in this situation where there's going to be a lot of variance, you know, for the next couple of years until we are able to get a proactive state?

Gary L. Yancey - President and CEO:

One man's opinion, and we now what Clint Eastwood said about opinions. That one man's opinion being mine. I'm not sure we'd ever get into a proactive state with respect to the requirements these days. It's quite different from back when the Soviet Union and those things went along status quo, and you could predict and be proactive. I think the reason it's reactive is their constantly looking for better ways to get indications of some kind of terrorist activity that's going on around the world. And do a better job than we're currently doing at catching these things ahead of time, and heading them off at the pass. So I think we'll see more net reactive state for a long time. Now, I don't know how much you can couple that into what the investors like to refer to as the lumpiness of our business. I mean I think a lot of that is just cutting the bases, just what comes with contract base work. And you know, when one of these jobs flips, like up in some of the numbers I've been talking about, it's much of a program that was planned. Then you're right. And we're not hitting our internal goals and don't think we'll hit them. That's what can drive this in direct rate variance. And we have some control, but not enough control on the indirect expenditures to overcome that. And so, that will come from us missing the revenue that we had projected when we see the unfavorable rate. But how much of that is because of being reactive? I'm not sure I would link the two.

<Q>: Okay. And one quick question for you Jim. On the unfavorable rate variance, am I correct in believing that what you're saying about for the rest of the year, that is revenue that you will generate over the next two quarters should be enough to consume the 4.2 million dollar unfavorable rate variance that's left? Or are we going to be in another situation where at the end of the year, part of it may be consumed by, you know, higher revenues, and part of it may be you having to go back to the government and adjust your billing rates to kind of recapture what you couldn't select on the revenue side?

James E. Doyle - Vice President Finance and CFO:

Yeah. Okay. What we're saying with that 4.2 million unfavorable variance, is that we anticipate recapturing a significant portion of that. There will be approximately 800 thousand that we'll pass along to our customers in the form of increased billing rates on our costs reimbursable contracts. And so when we looked at the year, we saw that there would be an unfavorable variance of about 1.1 million. Of that, 300 K, we won't be able to absorb through passing along increased billing rates. So, the remainder, about 800K, we anticipate to recover through our billing rates. So of that 4.2 million, we anticipate about 1.1 million of it, that will be the unfavorable variance at the end of FY07, and we'll recover roughly 800K of it, and then have to write off about 300K. That will be shown this quarter.

<Q>: Okay. Great. Thanks.

James E. Doyle - Vice President Finance and CFO:

Sure.

Operator:

Our next question comes from Michael Lewis of BB&T Capital Market.

<Q>: Gary, the last time I visited your headquarters, we talked about the realigning of the corporate strategy across all the divisions at the Company. Essentially you were blending the capabilities of the entire program on new contract proposals. And I was wondering if we could get an update. And could you discuss if there have been any positive take aways from that realignment that have occurred since last October.

Gary L. Yancey - President and CEO:

Well, the realignment that I believe you're referring to is really having a corporate focus on business development, to be able to, and the approach of doing that, and changing somewhat organizationally, and then changing our approach a little bit. The reason right now was to be able to do a more effective job of putting together capture strategies for programs that might be 2 years out, the bigger programs that might be 2 years further out. And/or is I guess is the way I should say it, to be able to go after the opportunities that are cross-divisional, and be able to focus that at the corporate level. We're seeing a lot of opportunities coming along that I believe were because of that emphasis. But they're further out. So, you know, in one case, one of the major proposals that we've got in evaluation right now was the result of, was definitely helped in terms of our ability to go after that by this corporate focus. But I think the point is orders or imminent opportunities as a result of that it would be still too early for that. I think, you know, what we like about the approach is we are identifying a lot more of the larger opportunities. That's what they are typically further out. I have indicated earlier that we have quite a few team agreements with regard to the big primes, and that's also a result of this emphasis on being recognized as a good second tier vendor for the big daddies on some of the bigger programs.

<Q>: Okay. So the long-term focus probably we're looking at the success will be noted within the next 3 to 5 years.

Gary L. Yancey - President and CEO:

Yeah. You know, even 2 to 5, you know, uneven. I mean, I think, yeah, the 3 to 5 depth.

<Q>: Okay. And then Jim, if you could just help me out with your year-to-date D&A?

James E. Doyle - Vice President Finance and CFO:

Sure. Year to date Mike, was 2.8 million.

<Q>: Okay. And could you break out your billed and unbilled receivables?

James E. Doyle - Vice President Finance and CFO:

Sure. Billed was right at 20 million. Unbilled is the balance, is 18650.

<Q>: Okay. Very helpful. Thank you very much.

Operator:

To remind you ladies and gentlemen, to ask a question, please press *1. Our next question comes from Christine Bay with Heather Berghausen.

<Q>: Okay. Could you tell us how much you incurred in stock option expense this quarter and your expectations?

James E. Doyle - Vice President Finance and CFO:

Sure. Hi Christine. How are you?

<Q>: Good. How are you?

James E. Doyle - Vice President Finance and CFO:

Good. We incurred 1.1 million in the second quarter for stock-based compensation expense, and 2.2 million for the year. I might add that we did modify our employee stock purchase plan. It used to be a 24-month offering period. That's been reduced to a 6 month offering period. The impact of that probably won't take effect, you know, probably 2009, 2010 time frame. We do have one offering period that we entered into December 1st of 2006 that is a 24 month offering period. And in the event that our stock price was to decline, the reset provision would kick in one more time. But if the stock prices up, or continue to stay the same or increase, that reset provisions would not happen for that offering. Starting June 1, 2007, all offerings will be on a 6 month basis. So we have made that adjustment during the second quarter.

<Q>: Okay. Is the 1.1 million a good run rate for the following two quarters?

James E. Doyle - Vice President Finance and CFO:

Yes.

<Q>: Thanks. That's my only question.

Operator:

There are no further questions.

Gary L. Yancey - President and CEO:

Alright. Well then with that, I guess we can conclude the call and we do appreciate everybody's attendance and the good questions. So thanks very much.

Operator:

This concludes today's conference. Thank you for your participation.